EXHIBIT 10.5
[DATE]
Attn: [                    ]
PolyOne Corporation
POLYONE CORPORATION INCENTIVE AWARD
Grant of Performance Units
THIS AGREEMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES REGISTERED UNDER THE SECURITIES ACT OF 1933, AS
AMENDED. THE COMMON SHARES OF THE COMPANY ARE LISTED ON THE
NEW YORK STOCK EXCHANGE.
Dear [                                        ]:
          Subject to the terms and conditions of the [INSERT PLAN] (the “Plan”) and this letter agreement (this “Agreement”), the Compensation and Governance Committee of the Board of Directors (the “Committee”) of PolyOne Corporation (“PolyOne”) (or a subcommittee thereof) has granted to you as of [DATE], the following award:
[                    ] performance units (the “Performance Units”), with each such Performance Unit being equal in value to $1.00, payment of which depends on PolyOne’s performance as set forth in this Agreement and in your Statement of Performance Goals.
          A copy of the Plan is available for your review through the Corporate Secretary’s office. Unless otherwise indicated, the capitalized terms used in this Agreement shall have the same meanings as set forth in the Plan.
1.	Performance Units.
(a)	Your right to receive all or any portion of the Performance Units will be contingent upon the achievement of certain management objectives (the “Management Objectives”), as set forth in your Statement of Performance Goals. The achievement of the Management Objectives will be measured during the period from January 1, 20__ through December 31, 20__ (the “Performance Period”).

(b)	The Management Objectives for the Performance Period will be based solely on achievement of performance goals relating to PolyOne’s Consolidated Working
US Form — Performance Units

Capital Percentage of Sales (“Working Capital”), as defined in your Statement of Performance Goals.
2.	Earning of Performance Units.
(a)	The Performance Units shall be earned as follows:
(i)	If, upon the conclusion of the Performance Period, Working Capital equals or exceeds the threshold level, but is less than the 100% target level, as set forth in the Performance Matrix contained in your Statement of Performance Goals, a proportionate number of the Performance Units shall become earned, as determined by mathematical interpolation and rounded up to the nearest whole unit.

(ii)	If, upon the conclusion of the Performance Period, Working Capital equals or exceeds the 100% target level, but is less than the maximum level, as set forth in the Performance Matrix contained in your Statement of Performance Goals, a proportionate number of the Performance Units shall become earned, as determined by mathematical interpolation and rounded up to the nearest whole unit.

(iii)	If, upon the conclusion of the Performance Period, Working Capital equals or exceeds the maximum level, as set forth in the Performance Matrix contained in your Statement of Performance Goals, 200% of the Performance Units shall become earned.
(b)	In no event shall any Performance Units become earned if actual performance falls below the threshold level for Working Capital.

(c)	If the Committee determines that a change in the business, operations, corporate structure or capital structure of PolyOne, the manner in which it conducts business or other events or circumstances render the Management Objectives to be unsuitable, the Committee may modify such Management Objectives or the related levels of achievement, in whole or in part, as the Committee deems appropriate; provided, however, that no such action will be made in the case of a Covered Employee where such action may result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(d)	Your right to receive any Performance Units is contingent upon your remaining in the continuous employ of PolyOne or a Subsidiary through the payment date, which shall be a date in [YEAR] determined by the Board and shall occur no later than [DATE] (the “Payment Date”). For awards to Covered Employees, the Committee shall only have the ability and authority to reduce, but not increase, the amount of Performance Units that become earned hereunder.

3.	Change of Control. Subject to Section 6(b),
(a)	if a Change of Control (as defined on Exhibit A to this Agreement) occurs prior to the end of the Performance Period, PolyOne shall pay to you 100% of the Performance Units as soon as administratively practicable after, but in all events no later than 60 days following, the Change of Control; and

(b)	if a Change of Control (as defined on Exhibit A to this Agreement) occurs after the end of the Performance Period but on or prior to the Payment Date, PolyOne shall pay to you the actual number of Performance Units earned pursuant to Section 2(a) as soon as administratively practicable after, but in all events no later than 60 days following, the Change of Control.
4.	Retirement, Disability or Death. If your employment with PolyOne or a Subsidiary terminates before the Payment Date due to (a) retirement at age 55 or older with at least 10 years of service or retirement under other circumstances entitling you to receive benefits under one of PolyOne’s (including its predecessors) defined benefit pension plans or under an individual agreement with PolyOne, (b) permanent and total disability (as defined under the relevant disability plan or program of PolyOne or a Subsidiary in which you then participate) or (c) death, PolyOne shall pay to you or your executor or administrator, as the case may be, the portion of the Performance Units to which you would have been entitled under Section 2 above, had you remained employed by PolyOne through the Payment Date, prorated based on the number of days that you were employed by PolyOne or a Subsidiary from [DATE] until the Payment Date. The pro-rata portion of the Performance Units required to be paid under this Section 4 shall be paid to you or your executor or administrator, as the case may be, as provided in Section 6 of this Agreement.

5.	Other Termination. If your employment with PolyOne or a Subsidiary terminates before the Payment Date for any reason other than as set forth in Section 4 above or before a Change of Control, the Performance Units will be forfeited.

6.	Payment of Performance Units.
(a)	Payment of any Performance Units that become earned as set forth herein will be made in the form of cash. The amount of the cash payment to be made shall be determined by multiplying (i) the number of Performance Units earned pursuant to Sections 2, 3 or 4 above by (ii) $1.00. Except as provided in Section 3 and Section 6(b), payment will be made on the Payment Date. If PolyOne determines that it is required to withhold any federal, state, local or foreign taxes from any payment, PolyOne will withhold the amount of these taxes from the payment.

(b)	If the event triggering the right to payment under Section 3 or Section 4 above does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything herein to the contrary, the cash payment will be made to you, to the extent necessary to comply with Section 409A of the Code, on the earliest of (i) your “separation from service” with PolyOne or a Subsidiary

(determined in accordance with Section 409A); (ii) the Payment Date (to the extent it constitutes a permitted distribution event); or (iii) your death. In addition, if you are a “key employee” as determined pursuant to procedures adopted by PolyOne in compliance with Section 409A of the Code and any payment made pursuant to this Agreement is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A of the Code) that is payable upon your “separation from service” (within the meaning of Section 409A of the Code), then the payment date for such payment shall be the date that is the first business day of the seventh month after the date of your “separation from service” with PolyOne or a Subsidiary (determined in accordance with Section 409A of the Code).
7.	Non-Assignability. The Performance Units subject to this grant of Performance Units are personal to you and may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by you until they become earned as provided in this Agreement; provided, however, that your rights with respect to such Performance Units may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 7 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Performance Units.

8.	Miscellaneous.
(a)	The contents of this Agreement are subject in all respects to the terms and conditions of the Plan as approved by the Board and the shareholders of PolyOne, which are controlling. The interpretation and construction by the Board and/or the Committee of any provision of the Plan or this Agreement shall be final and conclusive upon you, your estate, executor, administrator, beneficiaries, personal representative and guardian and PolyOne and its successors and assigns.

(b)	The grant of the Performance Units is discretionary and will not be considered to be an employment contract or a part of your terms and conditions of employment or of your salary or compensation. Information about you and your participation in the Plan, including, without limitation, your name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in PolyOne, and details of the Performance Units or other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor may be collected, recorded, held, used and disclosed by PolyOne and any of its Subsidiaries and any non-PolyOne entities engaged by PolyOne to provide services in connection with this grant (a “Third Party Administrator”), for any purpose related to the administration of the Plan. You understand that PolyOne and its Subsidiaries may transfer such information to Third Party Administrators, regardless of whether such Third Party Administrators are located within your country of residence, the European Economic Area or in countries outside of the European Economic Area, including the United States of America. You consent to the processing of information relating to you and your participation in the Plan in any one or more of the ways referred to above. This consent may be withdrawn at any time in writing by sending a declaration of withdrawal to PolyOne’s chief human resources officer.

(c)	Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. The terms and conditions of this Agreement may not be modified, amended or waived, except by an instrument in writing signed by a duly authorized executive officer at PolyOne. Notwithstanding the foregoing, no amendment shall adversely affect your rights under this Agreement without your consent.

(d)	By signing this Agreement, you acknowledge that you have entered into an Employee Agreement with PolyOne. You understand that, as set forth in Paragraph 5 and Attachment A of the Employee Agreement, you have agreed not to engage in certain prohibited practices in competition with PolyOne following the termination of your employment (hereinafter referred to as the “Covenant Not to Compete”). You further acknowledge that as consideration for entering into the Covenant Not to Compete, PolyOne is providing you the opportunity to participate in PolyOne’s long-term incentive plan and receive the award set forth in this Agreement. You understand that eligibility for participation in the long-term incentive plan was conditioned upon entering into the Covenant Not to Compete. You further understand and acknowledge that you would have been ineligible to participate in the long-term incentive plan and receive this award had you decided not to agree to the Covenant Not to Compete. You understand that the acknowledgment contained in this sub-section is a part of the Employee Agreement and is to be interpreted in a manner consistent with its terms.
9.	Notice. All notices under this Agreement to PolyOne must be delivered personally or mailed to PolyOne Corporation at PolyOne Center, Avon Lake, Ohio 44012, Attention: Corporate Secretary. PolyOne’s address may be changed at any time by written notice of such change to you. Also, all notices under this Agreement to you will be delivered personally or mailed to you at your address as shown from time to time in PolyOne’s records.

10.	Compliance with Section 409A of the Code.
(a)	To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to you. This Agreement and the Plan shall be administered in a manner consistent with this intent.

(b)	Reference to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

11.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

12.	Severability. If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
          This Agreement, and the terms and conditions of the Plan, shall bind, and inure to the benefit of you, your estate, executor, administrator, beneficiaries, personal representative and guardian and PolyOne and its successors and assigns.

Very Truly Yours, POLYONE CORPORATION
By:
Kenneth M. Smith, Senior Vice President, Chief
Information and Human Resources Officer

Accepted:

(Date)

Exhibit A
     A “Change of Control” means:
     (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of PolyOne where such acquisition causes such Person to own 25% or more of the combined voting power of the then outstanding voting securities of PolyOne entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from PolyOne that is approved by the Incumbent Board (as defined in paragraph (b) below), (ii) any acquisition by PolyOne, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by PolyOne or any corporation controlled by PolyOne or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of paragraph (c) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 25% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of PolyOne, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 25% or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than 25% of the Outstanding Company Voting Securities, then no Change of Control shall have occurred as a result of such Person’s acquisition; or
     (b) individuals who, as of August 31, 2000, constitute the Board (the “Incumbent Board” as modified by this paragraph (b)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to August 31, 2000 whose election, or nomination for election by PolyOne’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of PolyOne in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
     (c) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of PolyOne or the acquisition of assets of another corporation or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (i) the individuals and entities who were the beneficial
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owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns PolyOne or all or substantially all of PolyOne’s assets either directly or through one or more subsidiaries), (ii) no Person (excluding any employee benefit plan (or related trust) of PolyOne, PolyOne or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
     (d) approval by the shareholders of PolyOne of a complete liquidation or dissolution of PolyOne except pursuant to a Business Combination that complies with clauses (i), (ii) and (iii) of paragraph (c) above.